Exhibit n.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The General Partner

CapitalSouth Partners SBIC Fund III, L. P.

We consent to the incorporation by reference in the registration statement on Forms N-2 and N-5 of Capitala Finance Corp. of our report dated May 29, 2013, with respect to the financial statements of CapitalSouth Partners SBIC Fund III, L. P. which reports appear in Capitala Finance Corp.’s above named registration statements.

High Point, North Carolina

May 29, 2013